Exhibit A

Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.001 per share, of FleetCor Technologies, Inc., a Delaware corporation, and that this Joint Filing Agreement may be included as an exhibit to such Schedule 13G.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of February 14, 2014.

CHESTNUT HILL VENTURES LLC

By:	/s/ David L. Coombs
David L. Coombs, Attorney-In-Fact

RICHARD A. SMITH

/s/ David L. Coombs
David L. Coombs, Attorney-In-Fact

JOHN G. BERYLSON

/s/ David L. Coombs
David L. Coombs, Attorney-In-Fact